                                                                      Exhibit 21


                              MAZEL STORES, INC.

                      MAZEL STORES, INC. SUBSIDIARY LIST

                             Percentage               State of
     Subsidiary                Owned                 Organization
     ----------              ----------              ------------

Odd-Job Holdings, Inc.         100%                    Delaware

Odd-Job Acquisition, Inc.(1)   100%                    Delaware

Odd-Job Trading Corp.(2)       100%                    New York

ZS Peddlers Mart, Inc.(2)      100%                    Delaware

HIA Trading Associates(3)      100%                    New York


-----------
(1)     100%  Owned by Odd Job Holdings, Inc.

(2)     100%  Owned by Odd Job Acquisition, Inc.

(3) A partnership owned 99% by Odd Job Acquisition, Inc. and 1% by Odd-Job Trading Corp.

